EXHIBIT 3.1

VERSO TECHNOLOGIES, INC.
AMENDMENT TO

AMENDED AND RESTATED BYLAWS

1.            Article VI, Section 1 of the Amended and Restated Bylaws of Verso Technologies, Inc. (the “Bylaws”) is hereby amended and restated in its entirety as follows:

Section 1.                       Certificates. The shares of the corporation may be issued in certificated or uncertificated form as determined by the Board of Directors from time to time in accordance with the Minnesota Statutes.  Certificates representing shares shall be approved by the Board of Directors and signed by such officer or officers as the Board of Directors may designate. Each certificate issued shall state the name of the corporation, that the corporation is incorporated in the State of Minnesota, the name of the person to whom it is issued, the number and class or series of shares represented thereby, the date of issue, the par value of such shares, if any, and may contain such other provisions as the Board of Directors may designate.  Whenever shares represented by certificates are issued for consideration which is not fully paid upon issuance, the certificates representing such shares shall bear a legend stating that the consideration therefore has not been fully paid. If shares are issued without a share certificate, within a reasonable time after the issuance or transfer of the shares, the corporation shall send to the new shareholder the information required by the Minnesota Statutes.

2.            Article VI, Section 3 of the Bylaws is hereby amended and restated in its entirety as follows:

Section 3.                       Transfer of Shares. In the case of certificated shares, transfer of shares on the books of the corporation may be authorized only by the shareholder named in the certificate representing such shares, or the shareholder’s legal representative, or the shareholders duly authorized attorney-in-fact, and upon surrender of the certificate or the certificates for such shares.  In the case of uncertificated shares, transfer of shares on the books of the corporation may be authorized only by the registered holder of the shares, or the registered holder’s legal representative, or the registered holder’s duly authorized attorney-in-fact, and upon the corporation receiving written transfer instructions in such form determined by the transfer agent and the Board of Directors.  The corporation may treat as the absolute owner of shares of the corporation, whether such shares are certificated or uncertificated, the person or persons in whose name shares are registered on the books of the corporation.